EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-147540, No. 333-165888 and No. 333-167624 on Form S-8 and the Registration Statement No. 333-206232 on Form S-3 of our report dated February 28, 2014 (February 27, 2015 as to the effects of discontinued operations discussed in Note 3 and February 26, 2016 as to the change in segments as discussed in Note 13), relating to the consolidated financial statements of MSCI Inc. appearing in this Annual Report on Form 10-K of MSCI Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

New York, New York

February 26, 2016